UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2011
Middlefield Banc Corp.
(Exact name of registrant as specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street Middlefield, Ohio	44062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 632-1666
(not applicable)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
Net income information contained in the Company’s January 26, 2011 press release (the “Release”) announcing its unaudited results of operations and financial condition for the fiscal periods ended December 31, 2010 is no longer accurate. Following the earnings announcement, the company determined that it had incorrectly recognized expense related to the assessment of the Federal Deposit Insurance Corporation for deposit insurance.
For the fiscal year ended December 31, 2010, the Company’s net income was $2,517,000, as compared to the net income of $2,768,000 initially reported in the Release. On a per share basis, the Company’s diluted earnings were $1.60 for 2010; a reduction of $0.16 per share from the amount initially reported in the Release. In addition, the Company’s total assets and total shareholder equity at December 31, 2010 were approximately $632.2 million and $38.0 million, respectively.
The Release was filed as Exhibit 99 to the Company’s Form 8-K filed with the Commission on January 27, 2011.
Item 8.01. Other Events.
On February 15, 2011, the Company issued a press release announcing a quarterly cash dividend of $0.26 per share of its common stock payable on March 15, 2011 to shareholders of record on March 4, 2011. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished herewith:

Exhibit
Number	Exhibit Description
99.1	Press Release announcing Company’s quarterly dividend of $0.26 per common share
99.2	Financial Statements as of December 31, 2010 (unaudited)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: February 15, 2011	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and Chief Operating Officer